Exhibit 99.1

Joint Filing Agreement

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: April 30, 2010	By:	/s/ Nataliya Hearn
Nataliya Hearn, Ph.D.

By:	/s/ Vladislav Moskalev
Vladislav Moskalev

By:	/s/ Vladimir Goryunov
Vladimir Goryunov

ASA COMMERCE

By:	/s/ Sergey Chuck
Name: Sergey Chuck
Title: President